Exhibit 2

Transactions in Securities of the Issuer Since the Filing of Amendment No. 1 to the Schedule 13D

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

PALE FIRE CAPITAL SICAV a.s.

Purchase of Common Stock	484,061	7.9996	03/31/2026
Purchase of Common Stock	500	7.7780	03/31/2026
Purchase of Common Stock	515,939	8.3039	03/31/2026
Purchase of Common Stock	25,000	8.5269	04/01/2026
Purchase of Common Stock	143,764	8.4080	04/01/2026
Purchase of Common Stock	106,236	8.3061	04/02/2026